Exhibit 2.3

AMENDMENT NO. 2 TO THE SHARE EXCHANGE AGREEMENT

This Amendment No. 2 (“Amendment No. 2”) to the Share Exchange Agreement dated January 16, 2023 (the “Initial Share Exchange Agreement”) and amended on February 28, 2023 (“Amendment No. 1” and together with the Initial Share Exchange Agreement, the “Share Exchange Agreement”) is made and entered into as of September 27, 2023 (“Effective Date”) by and among:

(1)	VEG HOUSE HOLDINGS INC., a Cayman Islands exempted company (the “Company”) with a registered office address of Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands; and

(2)	PLANTX LIFE INC., a company existing under the laws of the province of British Columbia, Canada (“PlantX”), with a head office located at 504-100 Park Royal South, West Vancouver, British Columbia, V7T 1A2.

BACKGROUND

A.      The Company and PlantX entered into the Share Exchange Agreement whereby the Company was to acquire all of the issued and outstanding shares of Vegaste Technologies US Corp., PlantX Midwest Inc., Little West Holdings LLC, Plant Based Deli LLC, and PlantX Living Inc. which were held by PlantX, and a majority of the issued and outstanding shares in Portfolio Coffee, Inc., and Eh Coffee Corp. amounting to 53% ownership and 51% ownership, respectively, which were held by PlantX, in exchange for 6,000,000 common shares of the Company, and the consummation of said Exchange was conditioned upon the closing of a private placement offering by the Company in which it raised at least $1,500,000.00, subject to the Company and PlantX jointly waiving such condition.

B.       Pursuant to the terms of the Share Exchange Agreement, the Company and PlantX agreed to remove the transfer of PlantX Midwest Inc. in the Exchange such that PlantX Midwest Inc. will not become a wholly-owned subsidiary of the Company and will remain a wholly-owned subsidiary of PlantX upon consummation of the Exchange.

C.      Pursuant to the terms of the Share Exchange Agreement, the Company and PlantX agree the Company will indirectly acquire Vegaste Technologies US Corp. by its acquisition of PlantX Living Inc., which is the 100% sole owner of Vegaste Technologies US Corp.

D.      Pursuant to the terms of the Share Exchange Agreement, the Company and PlantX agree the Company will acquire all of the membership interests of Little West LLC and Plant-Based Deli, LLC from PlantX Lifestyle USA Inc., which is a wholly-owned subsidiary of PlantX.

E.      Pursuant to the terms of the Share Exchange Agreement, the Company and PlantX agree the Company will indirectly acquire WS West LLC and Little West Holdings LLC and by its acquisition of Little West LLC, which is the 100% sole owner of WS West LLC and Little West Holdings LLC.

F.      The Company and PlantX wish to amend the Share Exchange Agreement such that PlantX shall not require or cause its subsidiary PlantX Midwest Inc. to enter into the Plainfield Sublease Agreement with the Company’s wholly-owned subsidiary, Veg House Illinois Inc.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in the Share Exchange Agreement, the parties hereto agree to amend the Share Exchange Agreement as follows:

(1)	AMENDED EXCHANGE OF SHARES; EXECUTION OF SUBLEASE AGREEMENT.

Section 1(a) of the Share Exchange Agreement as amended by Amendment No. 1 is hereby deleted in its entirety, and in its place the following is inserted:

(a)  The Company and PlantX hereby agree that, on September 27, 2023, or as soon as practicable after the date thereof (the “Closing Date”), PlantX shall (i) transfer to the Company all of its Subsidiary Shares, excluding shares of PlantX Midwest Inc., owned by PlantX, and (ii) cause Veg House Illinois Inc. and PlantX Midwest Inc. to execute the Sublease Agreements attached to Amendment No. 1 to the Share Exchange Agreement as Exhibit B.

(2)	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PLANTX.

Section 2(n) of the Share Exchange Agreement as amended by Amendment No. 1 is deleted in its entirety, and in its place the following is inserted:

(n)      Sublessor’s Warranty. PlantX, as the sole shareholder of PlantX Midwest Inc., warrants and represents to the Company that the Chicago Leases have not been amended or modified except as expressly set forth in the Chicago Sublease Agreement, that neither PlantX nor PlantX Midwest Inc. is now, and as of the commencement of the Chicago Sublease Agreement term hereof will not be, in default or breach of any of the provisions of the Chicago Leases, and that PlantX has no knowledge of any claim by Chicago Lessor that PlantX or PlantX Midwest Inc. are in default or breach of any of the provisions of the Chicago Leases. PlantX further represents and warrants in all material respects, a true correct and complete copy of the Chicago Leases is attached to Amendment No. 1 to the Share Exchange Agreement as Exhibit D.

(o)      Right to Sublease; Requisite Consents. PlantX, as the sole shareholder of PlantX Midwest Inc., warrants and represents that, under the terms and conditions of the Chicago Leases, it has the authority to cause PlantX Midwest Inc. to sublease the Chicago Property as per the terms of the Chicago Sublease Agreements, and has or will obtain any consents required under the Chicago Leases to allow it to enter into the Sublease Agreements with the Company.

(3)	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 3(g) of the Share Exchange Agreement as amended by Amendment No. 1 is deleted in its entirety, and in its place the following is inserted:

(g)      Authority; Execution and Delivery; Enforceability of Sublease Agreement. The Company has all requisite corporate power and authority to execute and deliver the Chicago Sublease Agreement and to consummate the Exchange. The execution and delivery by the Company of the Chicago Sublease Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the Chicago Sublease Agreement and the Exchange. When executed and delivered, the Chicago Sublease Agreement will be enforceable against the Company in accordance with its terms.

(4)	GENERAL.

(a)      Representations and Warranties. Each party represents and warrants that: (a) it has all necessary rights and authority to enter into this Amendment No. 2 and (b) this Amendment No. 2 has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms.

(b)       Defined Terms; Conflict. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Share Exchange Agreement. In the event of any conflict between the Share Exchange Agreement and this Amendment No. 2, this Amendment No. 2 will control.

(c)       No Other Modification. The Share Exchange Agreement shall not be modified by this Amendment No. 2 in any respect except as expressly set forth herein.

(d)       Governing Law. This Amendment No. 2 shall be construed, and the legal relations among the parties determined, in accordance with the laws of British Columbia, Canada thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

(e)       Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment No. 2 may be executed by facsimile, scan, PDF, or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the Effective Date set forth above.

Veg House Holdings Inc.

By:

Name: Sean Dollinger

Title: Chief Executive Officer

Address:	Cricket Square, Hutchins Drive, PO Box 2681
Grand Cayman, KY1-1111, Cayman Islands

Email:	Sean@plantx.com

PlantX Life Inc.

By:

Name: Lorne Rapkin

Title: Chief Executive Officer

Address:	504-100 Park Royal South West
Vancouver, BC, V7T 1A2 Canada

Email:	Lorne@plantx.com